   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 31, 1997
                                                     REGISTRATION NO. 333-______
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ------------------
                        ASSISTED LIVING CONCEPTS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NEVADA                                       93-1148702
  (STATE OR OTHER JURISDICTION                           (IRS EMPLOYER
OF INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NUMBER)

                             9955 S.E. WASHINGTON
                                   SUITE 201
                            PORTLAND, OREGON 97216
                                (503) 252-6233
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                RHONDA S. MARSH
                        VICE PRESIDENT, CONTROLLER AND
                           CHIEF ACCOUNTING OFFICER
                             9955 S.E. WASHINGTON
                                   SUITE 201
                            PORTLAND, OREGON 97216
                                (503) 252-6233
 (Name, address, including zip code, telephone number, including area code, of agent for service)

                                  COPIES TO:
                               Gary Olson, Esq.
                               Latham & Watkins
                      633 West Fifth Street - Suite 4000
                        Los Angeles, California  90071
                                (213) 485-1234

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective, depending on market conditions.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE

=================================================================================================
  Title of Each                             Proposed Maximum     Proposed Maximum     Amount of
Class of Securities          Amount to be    Offering Price     Aggregate Offering   Registration
to be Registered              Registered      Per Unit (1)            Price              Fee
-------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share............        306,135             $17.63         $5,397,160.05      $1,592.16
=================================================================================================

(1) Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for purposes of calculation of the registration fee on the basis of $17.63, the average of the high and low sales prices for the Common Stock on the American Stock Exchange on December 26, 1997.

                                ---------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS          SUBJECT TO COMPLETION, DATED DECEMBER 31, 1997

                                306,135 SHARES

                        ASSISTED LIVING CONCEPTS, INC.
                                 COMMON STOCK


     This Prospectus relates to an aggregate of 306,135 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of Assisted Living Concepts, Inc., a Nevada corporation (the "Company") being offered for sale from time to time by the selling stockholders named in this Prospectus (the "Selling Stockholders"). See "Plan of Distribution."

     The Company will not receive any proceeds from this offering. The Company has been advised by the Selling Stockholders that there are no underwriting arrangements with respect to the sale of the Shares, that the Shares may be offered hereby from time to time for the account of the Selling Stockholders in transactions on the American Stock Exchange ("AMEX"), in negotiated transactions or a combination of both at prices related to prevailing market prices, or at negotiated prices. See "Selling Stockholders" and "Plan of Distribution." The Company will pay the expenses in connection with the registration of the Shares (other than any underwriting discounts and selling commissions, and fees and expenses of counsel and other advisors, if any, to the Selling Stockholder) estimated to be $27,000.

     The Common Stock is traded on AMEX under the symbol "ALF." On December 26, 1997, the last reported sale price of the Common Stock, as reported by AMEX, was $17.75 per share.

     SEE "RISK FACTORS" COMMENCING ON PAGE 3 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Shares may be offered for sale by the Selling Stockholders from time to time in transactions effected on AMEX (or through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which the Shares are then listed, admitted to unlisted trading privileges or included for quotation), in privately negotiated transactions, or in a combination of such methods of sale. Such methods of sale may be conducted at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf, and in connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent or to whom they sell Shares as principal or both (which commissions, concessions, allowances or discounts might be in excess of customary amounts thereof). See "Plan of Distribution."

     The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

               THE DATE OF THIS PROSPECTUS IS DECEMBER   , 1997

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the New York Regional Office of the Commission, Seven World Trade Center, Suite 1300, New York, New York 10048, and at the Chicago Regional Office of the Commission, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports and other information may also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006. The Commission also maintains a World Wide Web Site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission, at http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus or in any document incorporated by reference herein as to the contents of any contract or other documents referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or such other documents, which may be obtained from the Commission as indicated above upon payment of the fees prescribed by the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and (iii) the Company's Current Reports on form 8-K dated July 24, 1997, October 2, 1997, October 6, 1997 and October 21, 1997 and (iv) the description of the Company's Capital Stock contained in the Company's Registration Statement on Form 8-A dated November 17, 1994. In addition, each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering of Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date such document is filed with the Commission.

     Any statement contained herein, or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Registration Statement or this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.
This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits to such documents which are not specifically incorporated by reference into such documents) are available without charge, upon written or oral request by any person to whom this Prospectus has been delivered, from Stephen Gordon, Chief Financial Officer, 9955 S.E. Washington, Suite 201, Portland, Oregon 97216.

                                 RISK FACTORS


     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following factors before purchasing any of the Shares offered hereby. Certain information contained in this Prospectus constitutes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The following factors constitute cautionary statements identifying important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements.

ANTICIPATED OPERATING LOSSES OF NEW RESIDENCES

     The Company anticipates that each residence will have an operating loss (prior to depreciation, rent or interest, if any) of $20,000 during the first three to four months of operation. To the extent the Company sells a residence and leases it back or otherwise finances it, the aggregate loss may increase by up to an additional $100,000. The Company currently plans to open 50 to 60 residences in 1997, of which 42 were opened during the first nine months of 1997. The Company estimates that the losses to be incurred during 1997 due to start-up residences could range from $1.0 million to $3.2 million. The success of the Company's future operations is directly tied to the expansion of its operational base. There can be no assurance that the Company will not experience unforeseen expenses, difficulties, complications and delays in connection with the expansion of its operational base which could have a material adverse effect on the Company's financial condition and results of operations.

      In April 1997, in order to mitigate the impact of start-up losses associated with the opening of newly constructed residences, the Company entered into a joint venture agreement with a third party investor to operate certain new assisted living residences owned and developed by the Company. Pursuant to the joint venture agreement, the Company has acquired a 10% interest for $200,000 and the joint venture partner has acquired a 90% interest for $2.0 million in the joint venture. The joint venture concurrently entered into a non-cancelable management agreement with the Company pursuant to which the Company will manage the properties operated by the joint venture for an amount equal to the greater of 8% of gross revenues or $2,000 per month per property. As of September 30,1997, eleven residences owned by the Company were being operated by the joint venture. The revenues and expenses of the joint venture are consolidated with those of the Company. In addition, the Company will recognize 10% of the losses or profits, if any, of the joint venture, net of the effect of management fees paid to the Company. The Company may seek to acquire the joint venture partner's 90% interest in the future, but has no contractual right to purchase such interest. While the use of such joint venture agreements is intended to mitigate the impact on the Company of start-up losses associated the opening of new residences or otherwise, the Company may, to the extent it does not or is unable to acquire the partner's interest, forgo a portion of future operating profits, if any, from the residences operated by the joint venture. The Company expects it will, from time to time, enter into additional partnering arrangements, which may be similar to the current structure, for some of its future development projects. There can be no assurance that the Company will be able to enter into any such future arrangements or, if entered into, that such arrangements will achieve the desired results. Due to the completion of the recent common stock and convertible subordinated debenture offerings and the completion of the acquisitions of Carriage House and HCI, the Company expects to retain ownership of a greater number of its assisted living residences as well as to accelerate its development program.

     Historically, the Company has relied extensively on sale/leaseback financings from REITs to finance its development efforts. The Company also expects to make additional investments in its management infrastructure to further support its growth strategy. While the Company believes that the resulting effects of the recently completed offerings, the increased focus on asset ownership, its accelerated development program and anticipated additions to its corporate infrastructure will negatively impact its earnings prospects over the next 18 to 24 months, it believes that these measures will positively affect its long-term prospects.

NO ASSURANCE AS TO ABILITY TO DEVELOP OR ACQUIRE ADDITIONAL ASSISTED LIVING RESIDENCES

     The Company's prospects for growth are directly affected by its ability to develop and, to a lesser extent, acquire additional assisted living residences. While the Company currently plans to open 60 to 70 residences in 1998, there can be no assurance that such residences will be completed. The success of the Company's growth strategy will also depend upon, among other factors, the Company's ability to obtain government licenses and approvals, the Company's ability to obtain financing and the competitive environment for development and acquisitions. The nature of such licenses and approvals and the timing and likelihood of obtaining them vary widely from state to state, depending upon the residence, or its operation, and the type of services to be provided. The successful development of additional assisted living residences will involve a number of risks, including the possibility that the Company may be unable to locate suitable sites at acceptable prices or may be unable to obtain, or may experience delays in obtaining, necessary zoning, land use, building, occupancy, and other required governmental permits and authorizations. The Company is dependent upon these permits and authorizations to construct and operate its residences and any delay or inability to obtain such permits could adversely affect the results of operations. The Company may also incur construction costs that exceed original estimates, may not complete construction projects on schedule and may experience competition in the search for suitable development sites. The Company relies on third-party general contractors to construct its new assisted living facilities. There can be no assurance that the Company will not experience difficulties in working with general contractors and subcontractors, which could result in increased construction costs and delays. Further, facility development is subject to a number of contingencies over which the Company will have little control and that may adversely affect project cost and completion time, including shortages of, or the inability to obtain, labor or materials, the inability of the general contractor or subcontractors to perform under their contracts, strikes, adverse weather conditions and changes in applicable laws or regulations or in the method of applying such laws and regulations. Accordingly, if the Company is unable to achieve its development plans, its business, financial condition and results of operations could be adversely affected. There can be no assurance that the Company will be successful in developing or acquiring any particular residence, that the Company's rapid expansion will not adversely affect its operations or that any residence developed or acquired by the Company will be successful. The various risks associated with the Company's development or acquisition of assisted living residences and uncertainties regarding the profitability of such operations could have a material adverse effect on the Company's financial condition and results of operations.

NEED FOR ADDITIONAL FINANCING TO FUND FUTURE DEVELOPMENT AND ACQUISITIONS

     To achieve its growth objectives, the Company will need to obtain sufficient financial resources to fund its development, construction and acquisition activities. The estimated cost to complete and fund start-up losses for the new facilities that will be developed during the 15 months ended December 31, 1998 is between $190.0 million and $240.0 million; accordingly, the Company's future growth will depend on its ability to obtain additional financing on acceptable terms. The Company will, from time to time, seek additional funding through public and/or private financing sources, including equity and/or debt financing. If additional funds are raised by issuing equity securities, the Company's stockholders may experience dilution. There can be no assurance that adequate funding will be available as needed or on terms acceptable to the Company. A lack of available funds may require the Company to delay or eliminate all or some of its development projects and acquisition plans.

     The Company's aggregate annual fixed debt and lease payment obligations as of September 30, 1997 total approximately $19.7 million. These fixed payment obligations will significantly increase as the Company pursues its development plan. Failure to meet these obligations may results in the Company being in default of its financing agreements and, as a consequence, the Company may lose its ability to operate any individual residence or other residences which may be cross-defaulted. There can be no assurance that the Company will generate sufficient cash flow to meet its current or future obligations. The Company has not historically covered its fixed charges with earnings. In addition, the Company anticipates, there is a risk that, upon completion of construction, permanent financing for newly developed residences may not be available or may be available only on terms that are unfavorable or unacceptable to the Company.

GEOGRAPHIC CONCENTRATION; DEPENDENCE ON STATE MEDICAID WAIVER PROGRAMS

     As of September 30, 1997, approximately 33.9% of the Company's properties were located in the State of Texas, approximately 18.3% were located in the State of Oregon, 14.7% were located in the State of Ohio and 11.0% were located in the State of Washington; therefore, the Company is dependent on the economies of Texas, Oregon, Ohio and Washington and, to a certain extent, on the continued funding of state Medicaid waiver programs. During the three months and nine months ended September 30, 1997 and years ended 1996 and 1995, direct payments received from state Medicaid agencies accounted for approximately 11.1%, 11.1%, 13.8% and 21.4%, respectively of the Company's revenue while the tenant-paid portion of Medicaid residents accounted for approximately 5.9%,

6.0%, 7.6% and 9.6% respectively, of the Company's revenue during these periods. The Company expects that State Medicaid reimbursement programs will constitute a significant source of revenue for the Company. The Company intends to continue developing and operating assisted living residences in other states. Adverse changes in general economic factors affecting these states' respective health care industries or in these states' laws and regulatory environment, including Medicaid reimbursement rates, could have a material adverse effect on the Company's financial condition and results of operations.

DEPENDENCE ON REIMBURSEMENT BY THIRD-PARTY PAYORS

     A portion of the Company's revenues will be dependent upon reimbursement from third-party payors, including state Medicaid programs and private insurers. For the three months and nine months ended September 30, 1997, and the years ended December 31, 1996 and 1995, the Company received, as a percentage of total revenue, under Medicaid programs 11.1%, 11.1%, 13.8% and 21.4%, respectively. Furthermore, there can be no assurance the Company's percentage of revenue received from Medicaid programs will not increase. The revenues and profitability of the Company will be affected by the continuing efforts of governmental and private third-party payors to contain or reduce the costs of health care by attempting to lower reimbursement rates, increasing case management review of services and negotiating reduced contract pricing. In an attempt to reduce the federal and certain state budget deficits, there have been, and management expects that there will continue to be, a number of proposals to limit Medicaid reimbursement in general. Adoption of any such proposals at either the federal or the state level could have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

GOVERNMENT REGULATION

     Federal and state governments regulate various aspects of the Company's business. The development and operation of assisted living facilities and the provision of health care services are subject to federal, state and local licensure, certification and inspection laws that regulate, among other matters, the number of licensed beds, the provision of services, equipment, staffing (including professional licensing), operating policies and procedures, fire prevention measures, environmental matters, resident characteristics, physical design and compliance with building and safety codes. Failure to comply with these laws and regulations could result in the denial of reimbursement, the imposition of fines, suspension or decertification from the Medicare and Medicaid program and, in extreme cases, the revocation of a facility's license or closure of a facility. There can be no assurance that federal, state, or local governments will not impose additional restrictions on the Company's activities that could materially adversely affect the Company.

     State and local laws regulating the Company's operations vary significantly from one jurisdiction to another. In certain states in which the Company is currently developing assisted living facilities, a certificate of need ("CON") or other similar approval may be required for the acquisition or construction of new facilities, the expansion of the number of licensed units or beds or services, or the opening of a home health care agency or hospice. The Company could be adversely affected by the failure or inability to obtain such approval, changes in the standards applicable for such approval and possible delays and expenses associated with obtaining such approval.

     The Company's completed acquisition of HCI on October 23, 1997 includes HCI's home health care and hospice operations. In addition to federal and state regulation of health care providers generally, home health care and hospice operations are subject to federal and state laws covering the repackaging and dispensing of drugs and regulating interstate motor-carrier transportation, pharmacies, nursing services and certain types of home health agency and hospice activities. Certain of HCI's employees are subject to state laws and regulations governing the ethics and professional practice of, among others, medicine, respiratory therapy, pharmacy and nursing. Home health care and hospice operations are subject to periodic survey by governmental and private accrediting entities to assure compliance with applicable state licensing, Medicare and Medicaid certification and accreditation standards, as the case may be. From time to time in the ordinary course of business, HCI, like other health care companies, has received survey reports containing deficiencies for alleged failure to comply with applicable requirements. HCI reviews such reports and attempts to take appropriate corrective action. The failure to effect such action or to obtain, renew or maintain any of the required regulatory approvals, certifications or licenses could adversely affect HCI's business, results of operations or financial condition and could prevent the programs involved from offering products and services to patients.

     Federal and state fraud and abuse laws, such as "anti-kickback" laws and "self-referral" laws, govern certain financial arrangements among health care providers and others who may be in a position to refer or recommend patients to such providers. Although the Company has established policies and procedures that it believes are sufficient to ensure that its facilities will operate in substantial compliance with applicable regulatory requirements, there can be no assurance that such fraud and abuse laws will be interpreted in a manner consistent with the practices of the Company.

PRICING PRESSURES

     The health care services industry is currently experiencing market-driven reforms from forces within and outside the industry that are exerting pressure on health care and related companies to reduce health care costs. These market-driven reforms are resulting in industry-wide consolidation that is expected to increase the downward pressure on health care service providers' margins, as larger buyer and supplier groups exert pricing pressure on health care providers. The ultimate timing or effect of market-driven reforms cannot be predicted. No assurance can be given that any such reforms will not have a material adverse effect on the Company's business, results of operations, financial condition and prospects.

HEALTH CARE REFORM

     Health care and related services is an area of extensive and dynamic regulatory change. Changes in the law, new interpretations of existing laws, or changes in payment methodology, may have a dramatic effect on the definition of permissible or impermissible activities, the relative costs associated with doing business and the amount of reimbursement by both government and other third-party payors and may be applied retroactively.

     The Balanced Budget Act of 1997 signed by President Clinton on August 5, 1997 (the "Act"), enacted significant changes to the Medicare and Medicaid programs designed to modernize payment and health care delivery systems while achieving substantial budgetary savings. In seeking to limit Medicare reimbursement for home health services, Congress has established a prospective payment system to replace the current cost-based reimbursement system. The cost based system reimburses providers for reasonable direct and indirect allowable costs incurred in providing "routine services" (as defined by the program) as well as capital costs and ancillary costs. Cost based reimbursement has been subject to limits fixed for the particular geographic area served by a provider. The prospective payment system will be implemented beginning in September 1999. In addition to establishing new prospective payment systems, the Act eliminated certain periodic interim payments advanced to home health agencies.

     Under provisions of the Act, states will be provided additional flexibility in managing their Medicaid programs while achieving in excess of $13 billion in federal budgetary savings over five years. Among other things, the Act repealed the Boren Amendment payment standard, which had required states to pay "reasonable and adequate" payments to cover the costs of efficiently and economically operated hospitals, nursing facilities and certain intermediate care facilities. States, however, will be required to use a public notice and comment process in determining rates for such facilities. States also will be required to take into account during rate-setting procedures the situation of facilities that serve a disproportionate number of low-income patients with special needs. The Department of Health and Human Services is required to study and report to Congress within four years concerning the effect of state rate-setting methodologies on access to and the quality of services provided to Medicaid beneficiaries.

     The Act also provides the federal government with expanded enforcement powers to combat waste, fraud and abuse in health care. In this regard, provisions of the Act significantly expand the scope and coverage of civil monetary penalties for violations of Medicare rules. Specific to home health services, the Act established guidelines for the frequency and duration of home health services; clarifying the definition of part-time or intermittent nursing care in order to clarify the scope of the Medicare benefit and make it easier to identify inappropriate services. The Act also requires home health agencies to bill for services based on the location of service delivered rather than the location of the agency, in an effort to limit high urban reimbursement rates for care delivered in low-cost areas. In addition, to the reforms enacted and considered by Congress from time to time, state legislatures periodically consider various health care reform proposals. Congress and state legislatures can be expected to continue to review and assess alternative health care delivery systems and payment methodologies and public debate of these issues can be expected to continue in the future. The ultimate timing or effect of legislative efforts cannot be predicted and may impact the Company in different ways. There can be no assurances that either the states or the federal government will not impose additional regulations upon the activities of the Company or HCI which might adversely affect their businesses, financial condition, results of operations and prospects.

HOME HEALTH MEDICARE CERTIFICATION MORATORIUM AND SPECIFIC PROGRAM REFORM

     The general accounting office ("GAO") reported to Congress in July 1997, that federal regulators are failing to adequately police home health agencies, resulting in extensive and expensive problems in Medicare's home-health program. In response to the GAO report, the federal government announced on September 15, 1997, that home health care providers will be targeted in a growing federal crackdown. The announced federal compliance program will institute a three-step process in an effort to prevent unscrupulous operators from becoming Medicare providers and significantly increase the level of scrutiny to which existing companies in the program are subjected. The first step in this program was to institute an immediate moratorium on the admission of new home health care agencies to Medicare. During the moratorium on new providers, HCFA will develop strict new conditions of participation. HCFA also will double the number of audits of home health agencies it performs each year and increase substantially the number of claims reviewed.

     Under the new home health regulations to be proposed, HCFA will require periodic recertification of home health agencies to determine if they meet the beefed-up conditions of participation. As part of the re-certification process, agencies will have to submit an independent audit of their records and practices. If the provider does not meet the strict new enrollment requirements, they will not be renewed as providers in Medicare. In addition, home health agencies will be required to post surety bonds of at least $50,000 before they can enroll or re-enroll in Medicare. A related rule will require new agencies to have enough funds on hand to operate for the first three to six months.

     To the extent the Company expands into home health care, the regulations to be proposed by HCFA may require the restructuring of the operations of home health agencies to conform to the new Medicare conditions of participation ultimately adopted. In addition, the Medicare moratorium on new home health care agencies may require expansion to be achieved through acquisitions rather than through the development of new agencies.

OPERATION RESTORE TRUST

     Under Operation Restore Trust ("ORT"), a two year demonstration project, the Office of the Inspector General of the U.S. Department of Health and Human Services (the "OIG"), in cooperation with other federal and state agencies, has focused on the activities of home health agencies, hospices, durable medical equipment suppliers and nursing homes in certain states, including Texas, in which HCI currently operates. Because of the success of ORT, the next phase of ORT has been expanded to numerous other states and to additional health care providers including ancillary nursing home services. The legislation adopted in 1996 expanding ORT also created a stable source of funding for fraud control activities.

     According to public reports, OIG audits of hospice programs have focused on the hospice eligibility of long stay patients (those who are in a hospice program for longer than 210 days). The ultimate disposition of an OIG review and its possible impact on HCI cannot currently be predicted and there can be no assurance that an OIG review will not have a material adverse effect on the Company's business, results of operations or financial condition.

STAFFING AND LABOR COSTS

     The Company will compete with other providers of long- term care with respect to attracting and retaining qualified personnel. The Company will also be dependent upon the available labor pool of low-wage employees. A shortage of nurses and/or trained personnel may require the Company to enhance its wage and benefits package in order to compete. No assurance can be given that the Company's labor costs will not increase, or that, if they do increase, they can be matched by corresponding increases in revenues.

COMPETITION

     The long-term care industry is highly competitive and the Company expects that the assisted living business, in particular, will become more competitive in the future. The Company will be competing with numerous other companies providing similar long-term care alternatives, such as home health agencies, life care at home, community-based service programs, retirement communities and convalescent centers. The Company expects that as assisted living receives increased attention and the number of states which include assisted living in their Medicaid waiver programs increases, competition will grow from new market entrants, including publicly and privately held companies focusing primarily on assisted living. Nursing facilities that provide long-term care services are also a source of competition to the Company. Moreover, in the implementation of the Company's expansion program, the Company expects to face competition for development and acquisitions of assisted living residences. Some of the Company's present and potential competitors are significantly larger and have, or may obtain, greater financial resources than those of the Company. Consequently, there can be no assurance that the Company will not encounter increased competition in the future which could limit its ability to attract residents or expand its business and could have a material adverse effect on the Company's financial condition, results of operations and prospects.

DIFFICULTIES OF MANAGING RAPID GROWTH

     The Company expects that the number of residences which it owns, leases or otherwise operates will increase substantially as it pursues its growth strategy. This rapid growth will place significant demands on the Company's management resources. The Company's ability to manage its growth effectively will require it to continue to expand its operational, financial and management information systems and to continue to attract, train, motivate, manage and retain key employees. To the extent such growth is attributable to acquisitions of existing facilities or businesses, the Company's success will depend partly on its ability to integrate effectively such facilities and businesses into the Company's management, information and operating systems. If the Company is unable to manage its growth effectively, its business, financial condition and results of operations could be adversely affected.

DEPENDENCE ON SENIOR MANAGEMENT AND SKILLED PERSONNEL

     The Company depends, and will continue to depend, upon the services of Mr. McBride, its Chief Executive Officer, Dr. Wilson, its Chief Operating Officer and President, Connie Baldwin, its Director of Operations and Rhonda S. Marsh, its Vice President, Controller and Chief Accounting Officer. The Company has entered into an employment agreements with Mr. McBride and Dr. Wilson and has obtained a $500,000 key employee insurance policy covering Dr. Wilson's life. The Company is also dependent upon its ability to attract and retain management personnel who will be responsible for the day-to-day operations of each residence. The loss of the services of any or all of such officers or the Company's inability to attract additional management personnel in the future could have a material adverse effect on the Company's financial condition or results of operations.

LIABILITY AND INSURANCE

     The provision of health care services entails an inherent risk of liability. In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging malpractice or related legal theories, many of which involve large claims and significant defense costs. The Company currently maintains liability insurance intended to cover such claims and the Company believes that its insurance is in keeping with industry standards. There can be no assurance, however, that claims in excess of the Company's insurance coverage or claims not covered by the Company's insurance coverage (e.g., claims for punitive damages) will not arise. A successful claim against the Company not covered by, or in excess of, the Company's insurance coverage could have a material adverse effect upon the Company's financial condition and results of operations. Claims against the Company regardless of their merit or eventual outcome, may also have a material adverse effect upon the Company's ability to attract residents or expand its business and could require management to devote time to matters unrelated to the operation of the Company's business. In addition, the Company's insurance policies must be renewed annually. There can be no assurance that the Company will be able to obtain liability insurance coverage in the future or that, if such coverage is available, it will be available on acceptable terms.

ENVIRONMENTAL RISKS

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the cost of removal or remediation of certain hazardous or toxic substances, including, without limitation, asbestos-containing materials, that could be located on, in or under such property. Such laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The costs of any required remediation or removal of these substances could be substantial and the liability of an owner or operator as to any property is generally not limited under such laws and regulations and could exceed the property's value and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate such substances properly may also adversely affect the owner's ability to sell or rent the property, or to borrow using the property as collateral. Under these laws and regulations, an owner, operator or an entity that arranges for the disposal of hazardous or toxic substances, such as asbestos-containing materials, at a disposal site may also be liable for the costs of any required remediation or removal of the hazardous or toxic substances at the disposal site. In connection with the ownership or operation of its properties, the Company could be liable for these costs, as well as certain other costs, including governmental fines and injuries to persons or properties. As a result, the presence, with or without the Company's knowledge, of hazardous or toxic substances at any property held or operated by the Company, or acquired or operated by the Company in the future, could have an adverse effect on the Company's business, financial condition and results of operations. Environmental audits performed on the Company's properties have not revealed any significant environmental liability that management believes would have a material adverse effect on the Company's business, financial condition or results of operations. No assurance can be given that existing environmental audits with respect to any of the Company's properties reveal all environmental liabilities.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the Common Stock, variations in the Company's operating results, new statutes or regulations or changes in the interpretation of existing statutes or regulations affecting the health care industry generally or assisted living residence businesses in particular. In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies. These market fluctuations also may adversely affect the market price of the Common Stock.

DIVIDEND POLICY

     The Company has never declared or paid any dividends on its Common Stock. The Company expects to retain any earnings to finance the operations and expansion of the Company's business. Certain Trust Deed Notes, payable to the State of Oregon Housing and Community Service Department restrict the payment of cash dividends in certain circumstances and it is anticipated that the terms of future debt financings may do so as well. Therefore, the payment of any cash dividends on the Common Stock is unlikely in the foreseeable future.

                                  THE COMPANY

     Assisted Living Concepts, Inc. ("ALC" or the "Company") operates, owns, leases and develops free-standing assisted living residences, primarily in small middle-market rural and suburban communities with a population typically ranging from 10,000 to 40,000. Currently the Company has operations in Oregon, Washington, Idaho, Texas, Ohio, New Jersey and Arizona. The Company also provides personal care and support services and makes available routine nursing services (as permitted by applicable regulations) designed to meet the health care needs of its residents. The Company believes that this combination of residential, personal care, support and health care services provides a cost-efficient alternative and affords an independent lifestyle for individuals who do not require the broader array of medical services that nursing facilities are required by law to provide.

     The Company has experienced significant growth since the completion of its initial public offering in November 1994, growing from a base of five residences (137 units) primarily through the development of assisted living residences. As of September 30, 1997, the Company owned, leased or managed a total of 109 operating assisted living residences representing an aggregate of 4,042 units. Of these residences, the Company owned 50 residences (1,882 units), leased 58 residences (2,121 units) and managed one residence (39 units). For the nine months ended September 30, 1997, the Company's 35 Stabilized Residences (those residences that had been operating for twelve months prior to the beginning of the period or had achieved 95.0% occupancy within the first twelve months of operations) had an average occupancy rate of approximately 9.37% and an average monthly rental rate of approximately $1,738 per unit. The Company's 88 residences (3,216 units) in operation for the three months ended September 30, 1997 had an average occupancy rate of approximately 74.4% and an average monthly rental rate of approximately $1,767 per unit.

     The Company is currently developing and, to a lesser extent, seeking to acquire additional assisted living residences in Arizona, Indiana, New Jersey, Ohio, Pennsylvania, South Carolina, Washington and other states with regulatory and reimbursement climates which the Company believes are favorable.

     The Company is a Nevada corporation and its principal executive offices are located at 9955 S.E. Washington, Suite 201, Portland, Oregon 97216, telephone number (503) 252-6233.

                                USE OF PROCEEDS

     The proceeds from the sale of the Shares offered hereby are solely for the account of the Selling Stockholders. Accordingly, the Company will receive none of the proceeds from sales thereof.


                              SELLING STOCKHOLDERS

     The following table sets forth certain information as of November 30, 1997 with respect to the number of shares of common stock beneficially owned by each Selling Stockholder prior to this offering and the maximum number of shares of common stock being offered hereby. Because the Selling Stockholders may offer all, a portion or none of the Shares offered pursuant to this Prospectus, no estimate can be given as to the number of Shares of Common Stock that will be held by each Selling Stockholder upon termination of this offering. See "Plan of Distribution." To the extent required, the names of any agent, dealer, broker or underwriter participating in any such sales and any applicable commission or discount with respect to the sale will be set forth in a supplement to this Prospectus. The Shares offered by means of this Prospectus may be offered from time to time by the Selling Stockholders named in the following table. Other than as a result of the ownership of common stock, none of the Selling Stockholders has had any material relationship with the Company within the past three years, except as noted herein.

                                                                    Number of
                                                                    Shares of
                                                                  Common Stock/
                                   Number of                      Percentage of
                                   Shares of                       Class to be
                                 Common Stock      Number of       Owned After
                                Owned Prior to       Shares       Completion of
Name                             the Offering      to be Sold      the Offering
-----------------------------   ---------------   ------------    -------------

Andre C. Dimitriadis/1/                  31,314         31,314

LTC Properties, Inc./2/                  30,847         30,847

Charles Samuel Allmond                    6,231          6,231

Alfred W. Clark                            2,692          2,692

The Girvin Group                          2,692          2,692

John M. Hartz                            10,769         10,769

Geoffrey O. Hartzler                     10,769         10,769

Christopher T.Ishikawa                    6,231          6,231

Thomas W. Knapp                           5,384          5,384

----------------------
* less than 1%

/1/ Mr. Dimitriadis served as a director of the Company from July 1994 to September 1997.

/2/ LTC Properties, Inc. ("LTC Properties") is a health care REIT with which the Company has entered into certain sale/leaseback arrangements to finance its development efforts. In addition, in connection with the recent acquisition of Carriage House, the Company has agreed to guarantee the payment and performance of certain obligations of Carriage House's to LTC Properties. See "The Merger."

                                                                    Number of
                                                                    Shares of
                                                                  Common Stock/
                                   Number of                      Percentage of
                                   Shares of                       Class to be
                                 Common Stock      Number of       Owned After
                                Owned Prior to       Shares       Completion of
Name                             the Offering      to be Sold      the Offering
-----------------------------   ---------------   ------------    -------------

James J. Pieczynski                      18,695         18,695

Howard J. Privett and
  Nell K. Privett                        26,923         26,923

Pamela J. Privett                         6,231          6,231

Albert Silverman                          5,384          5,384

Robert V. Siebel/3/                      65,745         65,745

Zachary H. and
  Rhonda L. Shafran                       5,384          5,384

Thomas Turner Stuart                      5,384          5,384

Roger Wittlin                             8,076          8,076

Evelyn Yalung                            11,231          6,231

Consulting Management &
  Education, Inc./4/                     48,461         48,461

Consolidated Services, Inc.               2,692          2,692

-------------------------
/3/   Mr. Siebel is the President of CME.  See Note 5.
/4/   In connection with the acquisition of Carriage House, the Company has assumed the obligations of Consulting Management and Education, Inc. ("CME") which had guaranteed certain construction loans in favor of LTC Properties. See "The Merger."

                                  THE MERGER

THE MERGER AND THE MERGER AGREEMENT.

     The Shares were originally issued by the Company to the Selling Stockholders in a private placement pursuant to an Agreement of Merger (as amended, the "Merger Agreement"), between the Company and Carriage House, a privately held developer and operator of assisted living residences in Nebraska which operates four assisted living facilities (156 units) and has an additional six facilities (198 units) under construction. The Merger Agreement provided for the merger (the "Merger") of Carriage House, a Delaware corporation, with and into CH Merger, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub").

     A copy of the Merger Agreement is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The description of the Merger set forth herein describes certain provisions of the Merger Agreement, but does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Merger Agreement, including the agreements filed as exhibits thereto.

     The acquisition of Carriage House was completed on October 31, 1997 for a purchase price of 337,449 shares of Common Stock and the assumption of approximately $3.9 million of Carriage House debt. Pursuant to the Merger Agreement, Carriage House stockholders are also entitled to receive an additional 33,746 shares of Common Stock in the event the Company fails to register the resale of the shares by February 28, 1998 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Merger Agreement contains customary representations, warranties and covenants.

     The Company has agreed to prepare and file with the Commission a Registration Statement with respect to the resale of the Shares (the "Registration Rights Agreement"). The Registration Rights Agreement provides that the Company will use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act by December 31, 1997 and to maintain the effectiveness of such Registration Statement for a period ending on the earlier of (i) October 31, 1999 or (ii) such other date by which the stockholders have sold all the Shares or by and after which such persons may sell the Shares in the United States without registration under the Securities Act.

     As a result of the Merger, Mr. Robert Siebel, individually and on behalf of his corporation CME, both of whom are Selling Stockholders in this Offering, along with certain other individuals, have agreed that until January 31, 2001, they will not develop, own, lease or operate any assisted living facility, or provide any services in connection with the development, ownership or operation of any such assisted living facility which is located within a fifteen-mile radius of any facility which the Company either then owns, leases or operates, or is building anywhere within the United States. Such individuals have also agreed to not disseminate any confidential information regarding the development or operation of assisted living facilities known to them without the express written consent of the Company.

     In connection with the consummation of the acquisition, the Company agreed to guarantee all obligations under a certain construction loan agreement between Carriage House and LTC Properties. In addition, the Company entered into an agreement in favor of LTC Properties to guarantee the performance of Carriage House's existing lease obligations with LTC Properties.

     Upon the consummation of the Merger, the Company assumed the obligations of CME, whereby CME had guaranteed certain construction loans in favor of LTC Properties. LTC Properties agreed to release CME from all such duties and obligations in consideration of the Company's guarantee of payment and performance.

                              PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds from this offering. The Company has been advised by the Selling Stockholders that the Selling Stockholders may sell all or a portion of the Shares offered hereby from time to time on AMEX (or through the facilities of any national securities exchange or U.S. automated interdealer quotation system of a registered national securities association on which any of the Shares are then listed, admitted to unlisted trading privileges or included for quotation) on terms to be determined at the times of such sales. The Selling Stockholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Stockholders may from time to time offer the Shares through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Stockholders and the purchasers of the Shares whom they may act as agent. To the extent required, the aggregate number of shares of shares of Common Stock to be sold, the names of the Selling Stockholders, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.
The aggregate proceeds to the Selling Stockholders from the sale of the Shares offered by the Selling Stockholders hereby will be the purchase price of such Shares less any commissions. There is no assurance that the Selling Stockholders will sell any or all of the Shares offered hereby.

     The Shares may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Registration Rights Agreement provides that all expenses relating to the registration of the shares (other than underwriting discounts and commissions, transfer taxes, if any and fees and disbursements of counsel to the Selling Stockholders) will be borne by the Company. See "The Merger." The Registration Rights Agreement further provides that the Company and the Selling Stockholders will indemnify one another against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments either party may be required to make in respect thereof.

                             DESCRIPTION OF SHARES

     The following is a brief description of the Common Stock, the Nevada General Corporation Laws ("NGCL") and the provisions contained in the Company's Articles of Incorporation and Bylaws. Copies of the Articles of Incorporating and Bylaws have been filed as exhibits to the Registration Statement of which this Prospectus forms a part. The description which follows is qualified in its entirety by reference to the full text of the Articles of Incorporation and Bylaws.

     The Company's Articles of Incorporation authorize 80,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. As of September 30, 1997, the Company had 11,083,842 shares of Common Stock issued and outstanding and no outstanding shares of preferred stock.

COMMON STOCK.

     Each holder of Common Stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote is required for all actions to be taken by stockholders. Cumulative voting of shares is prohibited. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so. The Common Stock bears no preemptive rights, and is not subject to redemption, sinking fund or conversion provisions.

     Holders of Common Stock are entitled to receive dividends if, as and when declared by the Company's Board of Directors out of funds legally available therefor, subject to the dividend and liquidation rights of any preferred stock that may be issued (and subject to any dividend restriction contained in any credit facility which the Company may enter into in the future) and distributed pro rata in accordance with the number of shares of Common Stock held by each stockholder. See "Risk Factors--Dividend Policy."

     The Common Stock is listed on the American Stock Exchange. The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

PREFERRED STOCK.

     Shares of Preferred Stock may be issued from time to time by the Board of Directors of the Company, without stockholder approval, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions, as may be fixed by the Board of Directors when designating any such series.

     The Preferred Stock and the variety of characteristics available for it offers the Company flexibility in financing and acquisition transactions. An issuance of Preferred Stock could dilute the book value or adversely affect the relative voting power of the Common Stock. The issuance of such shares could be used to enable the holder to block such a transaction. Although the Board of Directors is required when issuing such stock to act based on its judgment as to the best interests of the stockholders of the Company, the Board could act in a manner which would discourage or prevent a transaction some stockholders might believe is in the Company's best interests or in which stockholders could or would receive a premium for their shares of Common Stock over the market price.

     The Company's Board of Directors has authority to classify or reclassify authorized but unissued shares of Preferred Stock by setting or changing the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of stock.

RIGHTS PLAN

     On June 12, 1997, the Board of Directors of the Company declared a dividend of one preferred share purchase right (each a "Right" and collectively the "Rights") on each outstanding share of Common Stock, payable to stockholders of record on June 30, 1997. Each Right will entitle the holder thereof after the Rights become exercisable and until June 30, 2007 (or the earlier redemption, exchange of termination of the Rights), to buy one one-hundredth of a share of Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") at an exercise price of $54.00, subject to certain anti-dilution adjustments (the "Purchase Price"). The Rights will be represented by the Common Stock certificates and will not be exercisable or transferable apart from the Common Stock until the earlier of (i) the tenth day after the public announcement that a Person (defined as any individual or entity) or group has become an Acquiring Person (a Person who has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the Common Stock) or (ii) the tenth day after a Person or group commences, or announces an intention to commence, a tender or exchange offer, the consummation of which would result in the beneficial ownership by a Person or group of 15% or more of the Common Stock (the earlier of (i) and (ii) is referred to herein the "Distribution Date"). Prior to the Distribution Date, the Company's Board of Directors has the power, under certain circumstances, to postpone the Distribution Date. Separate certificates representing the Rights will be mailed to holders of the Common Stock as of the Distribution Date. The Rights will first become exercisable on the Distribution Date, unless earlier redeemed or exchanged, and may then begin trading separately from the Common Stock. The Rights will at no time have any voting rights.

     In the event that a Person becomes an Acquiring Person (except pursuant to certain cash offers for all outstanding Common Stock approved by the Board of Directors of the Company) or if the Company were the surviving corporation in a merger and its Common Stock were not changed or exchanged, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the Acquiring Person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the then-current exercise price of one Right. With certain exceptions, in the event that (i) the Company were acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or its Common Stock is changed or exchanged (other than a merger which follows certain cash offers for all outstanding Common Stock approved by the Board of Directors of the Company) or (ii) more than 50% of the Company's assets or earning power were sold, proper provision shall be made so that each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise thereof, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then-current exercise price of one Right.

     At any time after a Person has become an Acquiring Person and prior to the acquisition of 50% or more of the then-outstanding Common Stock by such Acquiring Person, the Board of Directors of the Company may cause the Company to acquire the Rights (other than Rights owned by an Acquiring Person which have become void), in whole or in part, in exchange for that number of shares of Common Stock having an aggregate value equal to the excess of the value of the Common Stock issuable upon exercise of a Right after a Person becomes an Acquiring Person over the Purchase Price.

     The Rights are redeemable at $0.01 per Right prior to the first date of public announcement that a Person or group has become an Acquiring Person. Prior to the expiration of the period during which the Rights may be redeemed, the Board of Directors of the Company has the power, under certain circumstances, to extend the redemption period. The Rights will expire on June 12, 2007 (unless earlier redeemed or exchanged). American Stock Transfer & Trust Company is the Rights Agent. Under certain circumstances set forth in the Rights Agreement, the decision to redeem or to lengthen or shorten the redemption period shall require the concurrence of a majority of the Continuing Directors (as defined below).

     The term "Continuing Directors" means any member of the Board of Directors of the Company who was a member of the Board of Directors prior to the time that any Person becomes an Acquiring Person, and any person who is subsequently elected to the Board of Directors if such person is recommended or approved by a majority of the Continuing Directors. Continuing Directors do not include an Acquiring Person, or an affiliate or associate of an Acquiring Person, or any representative of the foregoing.

     The Purchase Price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock, (ii) upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for or purchase the Series A Preferred Stock or convertible securities at less than the current market price of the Series A Preferred Stock or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness, cash, securities or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the last regular periodic cash dividend theretofore paid, or in case regular periodic dividends have not theretofore been paid, at a rate not in excess of 50% of the average net income per share of the Company for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in the Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above). No adjustments in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to the time that a Person or group has become an Acquiring Person, as the Rights may be redeemed by the Company at $.01 per Right prior to such time.

RESTRICTIONS ON BUSINESS COMBINATIONS AND CORPORATE CONTROL.

     The NGCL contains provisions restricting the ability of a corporation to engage in business combinations with an "interested Stockholder." Under the NGCL, except under certain circumstances, business combinations are not permitted for a period of three years following the date such Stockholder became an interested Stockholder. The NGCL defines an "interested Stockholder," generally, as a person who beneficially owns 10% or more of the outstanding shares of a corporation's voting stock.

     In addition the NGCL generally disallows the exercise of voting rights with respect to "control shares" of an "issuing corporation" (as defined in the NGCL). "Control shares" are the voting shares of an issuing corporation acquired in connection with the acquisition of a "controlling interest." "Controlling interest" is defined in terms of threshold levels of voting share ownership, which, when crossed, trigger application of the voting bar with respect to the newly acquired shares. The NGCL also permits directors to resist a change or potential change in control of the corporation if the directors determine that such a change is opposed to or not in the best interest of the corporation.

LIMITATIONS ON DIRECTORS LIABILITY.

     The Articles of Incorporation limit the liability of directors and officers to the Company or its stockholders to the fullest extent permitted by the NGCL. The inclusion of this provision in the Articles of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the Shares offered hereby will be passed upon for the Company by Schreck Morris, Las Vegas, Nevada.


                                    EXPERTS

     The financial statements of Assisted Living Concepts Group (the predecessor of the Company) for the eleven months ended November 30, 1994 and of the Company for the one month ended December 31, 1994, incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1996 of the Company have been so incorporated by reference in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of the Company as of December 31, 1995 and 1996 and for the years then ended have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

================================================================================
NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS IN CONNECTION WITH THIS OFFERING MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ______________________

                               TABLE OF CONTENTS
                                                                       PAGE
Available Information.............................................       2
Incorporation of Certain Documents by  Reference..................       2
Risk Factors......................................................       3
The Company.......................................................      10
Use of Proceeds...................................................      11
Selling Stockholders..............................................      11
The Merger........................................................      13
Plan of Distribution..............................................      14
Description of Shares.............................................      15
Legal Matters.....................................................      18
Experts...........................................................      18


================================================================================


                                306,135 SHARES



                                ASSISTED LIVING
                                CONCEPTS, INC.


                                 COMMON STOCK



                                --------------

                                  PROSPECTUS

                                --------------





                              December    , 1997


================================================================================

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates.

        SEC Registration Fee...........   $ 1,755
        Printing Expenses..............     2,000
        Legal Fees and Expenses........    15,000
        Accounting Fees and Expenses...     4,000
        Miscellaneous Expenses.........     4,245
                                          -------
                      Total............   $27,000
                                          =======

     All of the costs identified above will be paid by the Company.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Company's Articles of Incorporation provide that a director or officer of the Company shall not be personally liable to the Company or its stockholders for damages for any breach of fiduciary duty as a director or officer, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distributions in violation of Nevada Revised Statutes 78.300. In addition, Nevada Revised Statutes 78.751 and Article III, Section 13 of the Company's Bylaws, under certain circumstances, provide for the indemnification of the Company's officers, directors, employees, and agents against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to Article III, Section 13 of the Company's Bylaws.

     In general, any officer, director, employee or agent shall be indemnified against expenses including attorneys' fees, fines, settlements, or judgments which were actually and reasonably incurred in connection with a legal proceeding, other than one brought by or on behalf of the Company, to which he was a party as a result of such relationship, if he acted in good faith, and in the manner he believed to be in or not opposed to the Company's best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the action or suit is brought by or on behalf of the Company, the person to be indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interest. No indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Any indemnification under the previous paragraphs, unless ordered by a court or advanced as provided in the succeeding paragraph, must be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders, (u) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding, (iii) if a majority vote of a quorum of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion or (iv) if a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the previous paragraph, or in defense of any claim, issue or matter therein, he must be indemnified by the Company against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company as authorized by the By-Laws. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

     The indemnification and advancement of expenses authorized in or ordered by a court as provided in the foregoing paragraphs does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Articles of Incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court as described in the third preceding paragraph or for advancement of expenses made as described in the next preceding paragraph, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. If a claim for indemnification or payment of expenses under Article III, Section 13 of the By-Laws is not paid in full within ninety
(90) days after a written claim therefor has been received by the Company, the claimant may file suit to recover the unpaid amount of such claim, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Company shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

     The Board of Directors may authorize, by a vote of a majority of a quorum of the Board of Directors, the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of Article III, Section 13 of the By-Laws. The Board of Directors may authorize the Company to enter into a contract with any person who is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another partnership, joint venture, trust or other enterprise providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than those provided for in Article III, Section 13 of the By-Laws.

     The Company has also purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of the Company.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        EXHIBIT NO.            DESCRIPTION OF EXHIBIT
        -----------   ----------------------------------------
                2.1   Agreement and Plan of Merger among the
                      Company, CH Merger, Inc. and Carriage
                      House Assisted Living, Inc. dated as of
                      October 15, 1997.

                4.1   Registration Rights Agreement, dated as
                      of October 31, 1997, between the
                      Company and Carriage House Assisted
                      Living, Inc.

                5.1   Opinion of Schreck Morris.

               23.1   Consent of Schreck Morris (included in
                      Exhibit 5.1).

               23.2   Consent of Price Waterhouse LLP.


        EXHIBIT NO.            DESCRIPTION OF EXHIBIT
        -----------   ----------------------------------------

               23.3   Consent of KPMG Peat Marwick LLP.

               24.1   Power of Attorney (included on Page
                      II-6).



ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.


          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Portland, State of Oregon on the 31st day of December 1997.

                                ASSISTED LIVING CONCEPTS, INC.

                                By:   /s/William McBride III
                                ------------------------------
                                   William McBride III
                                   Chairman of the Board of Directors and
                                   Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William McBride III, Karen Brown Wilson, and Rhonda S. Marsh or any or all of them to be his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments and any Registration Statement pursuant to Rule 462(b)), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated:

         Signatures                         Title                     Date
         ----------                         -----                     ----

/s/ William McBride III     Chairman of the Board of        December 31, 1997
-------------------------   Directors and Chief
William McBride III         Executive Officer (Principal
                            Executive Officer and
                            Principal Financial Officer)

/s/ Keren B. Wilson         President, Chief Operating      December 31, 1997
-------------------------   Officer and Vice-Chairman of
Keren B. Wilson             the Board of Directors

/s/ Rhonda S. Marsh         Vice President, Controller      December 31, 1997
-------------------------   and Chief Accounting Officer
Rhonda S. Marsh

/s/ Gloria Cavanaugh        Director                        December 31, 1997
------------------------
Gloria Cavanaugh

/s/ Richard C. Ladd         Director                        December 31, 1997
------------------------
Richard C. Ladd


/s/ Bradley G. Razook       Director                        December 31, 1997
-----------------------------
Bradley G. Razook

                                 EXHIBIT INDEX

EXHIBIT NO.   DESCRIPTION OF EXHIBIT
-----------   ----------------------
2.1            Agreement and Plan of Merger among the Company, CH Merger, Inc.
               and Carriage House Assisted Living, Inc. dated as of October 15, 1997.

4.1 Registration Rights Agreement, dated as of October 31, 1997, between the Company and Carriage House Assisted Living, Inc.

5.1            Opinion of Schreck Morris.

23.1           Consent of Schreck Morris (included in Exhibit 5.1).

23.2           Consent of Price Waterhouse LLP.

23.3           Consent of KPMG Peat Marwick LLP.

24.1           Power of Attorney (included on Page II-6).